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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is entered into effective as of November 20, 1998 between S3 INCORPORATED, a Delaware corporation (the "Company") and RON YARA ("Mr. Yara").

         RECITALS:

         A.  Mr. Yara is a member of the S3 Board of Directors.

         B. The Company desires to employ Mr. Yara on the terms set forth herein.

         The parties hereby agree as follows:

         1. Employment. The Company shall employ Mr. Yara [to perform the services as may be reasonably requested of him from time to time by _____________][as its _______________________], and Mr. Yara accepts such employment.

         2.  Compensation.

         (a) For all Mr. Yara's services to be performed by Mr. Yara under this Agreement from Mr. Yara's residence, the Company shall pay Mr. Yara, or cause him to be paid, a salary of not less than $2,000 per month, payable in accordance with the Company's payroll policy as constituted from time to time. Such salary may be increased by the Board but may not be decreased without Mr. Yara's consent. In addition, should Mr. Yara's duties require him to perform such services away from his residence or in excess of 20 hours in any month, Mr. Yara shall be paid at the rate of $2,000 per single day, $3,500 for a consecutive 2-day period and $7,000 per week for a continuous week for any such services rendered. This compensation shall be in addition to any benefits that accrue to Mr. Yara under any stock option, insurance, or other plan of the Company but shall not be payable for services performed by Mr. Yara in his capacity as a member of the Board. Mr. Yara shall not participate in the Company's executive bonus plan. The Board, however, in its sole discretion, may award Mr. Yara a bonus for services rendered.

         (b) Continued Vesting Under Options. Vesting under all of Mr. Yara's option agreements with the Company shall continue during the term of this Agreement. During the term of this Agreement, Mr. Yara shall continue to have the status as an employee Director and shall not be entitled to receive cash compensation as a Director, other than reimbursement of expenses.

         (c) Reimbursement of Expenses. The Company shall pay or reimburse Mr. Yara for all reasonable travel and other expenses incurred or paid by Mr. Yara in connection with the performance of his duties under this Agreement; such payment or reimbursement shall be in accordance with the Company's reimbursement policy as established from time to time by the

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Company's Board or, in absence of any such policy, in accordance with comparable standards used in the conduct of the Company's business prior to the date hereof.

         3. Benefits. Mr. Yara shall be entitled to participate in any plan or arrangement for, or to receive any other employment benefits normally available to, part-time employees of the Company, on the same basis that such participation or such benefits are normally granted to such other employees.

         4.  Option Grants.

         (a) Mr. Yara shall receive, if he is then serving as a Director, an NSO to purchase 20,000 shares at each regular annual meeting of the Company's shareholders at which he is re-elected as a director. These NSOs will have an exercise price equal to one hundred percent (100%) of the fair market value of a share of the Company's common stock on the date of grant and shall vest and become exercisable at the rate of 25% on each one year anniversary of the date of grant. All such options granted shall become fully exercisable upon Mr. Yara's death, disability or a "change of control" as defined in the 1989 Stock Plan. All such options shall expire on the earliest of (b) the tenth anniversary of the date of grant, (c) ninety (90) days after termination of Mr. Yara's service as an employee, consultant or director, or (d) twelve (12) months after termination of such service on account of death, disability or retirement as a director or employee after age 60.

         5. Confidentiality. The obligations of Mr. Yara under the Mr. Yara's Proprietary Information and Inventions Agreement or any similar agreement he has entered into with the Company shall remain in full force and effect during the term of employment hereunder.

         6. Termination. This Agreement, and Mr. Yara's employment hereunder, may be terminated by either party at any time, with or without cause. Any termination by the Company must be approved by a majority vote by the Board (excluding for purposes of such vote, Mr. Yara if he is a member of the Board at the time of such vote).

         7. Term. This Agreement shall continue indefinitely unless terminated in accordance with paragraph 6 above.

         8. No Assurance of Continued Service as Member of the Board of Directors. Nothing herein shall assure Mr. Yara of any rights to continue as a member of the Company's Board of Directors.

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         9. Miscellaneous. This Agreement shall be binding upon, and inure to the benefit of, Mr. Yara and his heirs, personal representatives, executors and administrators, and shall inure to the benefit of and be binding upon the Company, its successors and assigns. This Agreement may be modified or amended only by written consent of both parties. This Agreement shall be governed and enforced in accordance with the laws of the State of California applicable to contracts between California residents and wholly to be performed in California, notwithstanding California choice of law rules. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof. In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, the Company and Mr. Yara shall replace such provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision, and the remaining provisions of the Agreement shall continue in full force and effect. The waiver by any party of any provision of this Agreement or any breach of this Agreement shall not operate or be interpreted as a waiver of any other provision or breach existing then or arising in the future. Any subject headings of paragraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                   S3 INCORPORATED



                                   By       /s/ Kenneth Potashner
                                       --------------------------------
                                   Title    Chief Executive Officer
                                       --------------------------------




                                              /s/ Ron Yara
                                       --------------------------------
                                                    Ron Yara




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